SHAREHOLDER INFORMATION AGREEMENT

THIS SHAREHOLDER INFORMATION AGREEMENT entered into as of April 16, 2007 by and between Federated Securities Corp., ("FSC"), a Pennsylvania corporation, and Phoenix Life Insurance Company, a New York corporation, and agent for Valley Forge Life Insurance Company ("Intermediary").

WHEREAS, Intermediary has entered into fund participation agreement(s) with FSC to make certain mutual funds available to retirement benefit plans and variable life and variable annuity policies issued by Intermediary;

WHEREAS, the Funds have adopted policies and procedures to protect the Funds and their respective shareholders from potentially harmful frequent trading;

WHEREAS, such policies and procedures include reserving the right to reject certain transactions initiated by plan participants and individual annuity owners;

WHEREAS, this Agreement is being entered into to assist the Funds in meeting their goal of restricting potential harmful frequent trading within the Funds;

NOW THEREFORE, in consideration of the terms covenants and conditions contained herein and other valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       Definitions.

The term "Intermediary" means an insurance company separate account offering any of the Fund's insurance dedicated mutual funds ("Separate Account") and/or the insurance company acting as the depositor for the Separate Account.

The term "Fund" shall mean an open-ended management investment company that is registered or required to register under section 8 of the Investment Company Act of 1940 and includes (i) an investment adviser to or administrator for the Fund;
(ii) the principal underwriter or distributor for the Fund; or (iii) the transfer agent for the Fund. The term does not include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.(1)

The term "promptly" shall mean no later than 10 business days.

The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary. The term "Shareholder" means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a contract.

The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) pursuant to a Contract death benefit; (ii) one-time step-up in Contract value pursuant to a Contract death benefit; (iii) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (iv) prearranged transfers at the conclusion of a required free look period.

The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

The term "written" includes electronic writings and facsimile transmissions.

2. Agreement to Provide Information. Intermediary agrees to provide the Fund or its designee, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN")*, or other government issued identifier ("GII") and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request ("Transaction Information"). Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide Transaction Information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

3. Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which Transaction Information is sought. The Fund may request Transaction Information older then 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

4. Timing of Requests. Fund requests for Shareholder Transaction Information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

5. Form and Timing of Response. (a) Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested Transaction Information specified in paragraph 2 hereof. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and Transaction Information specified in paragraph 2 hereof is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) Transaction Information set forth in paragraph 2 hereof for those shareholders who hold an account with an indirect intermediary or
     (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii); (b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Intermediary; and (c) To the extent practicable, the format for any Transaction Information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

6. Limitations on Use of Transaction Information. The Fund agrees to only use Transaction Information for the purposes of identifying Shareholders who may be violating the Funds policies and procedures with respect to dilution of the Fund's value as contemplated by Rule 22C-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach Bliley Act (Public Law 106-102) and comparable state laws.

     The Fund agrees that the Transaction Information is confidential and that the Fund will not share the Transaction Information externally, unless the Intermediary provides the Fund with prior written consent to share such Transaction Information. The Fund agrees not to share the Transaction Information internally, except on a "need to know basis. The Fund further agrees to notify the Intermediary immediately in the event that the confidentiality of the Transaction Information is breached.

7. (A). Agreement to Prohibit Trading. Intermediary agrees to execute written instructions from the Fund to prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged  in  transactions  of the Fund's  Shares  (directly  or  indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediaries. Instructions must be received to you in writing at the following address, or such other address that Intermediary may communicate to you in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:


                      Phoenix Life Insurance Companies
                      Attention:  Michael Marshall
                      31 Tech Valley
                      East Greenbush, NY 12061


(B.) Redemption Fees. If the Fund implements a redemption fee in the future that the Intermediary cannot implement within the requested timeframe despite the Intermediary's best efforts, the Fund agrees to negotiate, in good faith, an interim solution until such time that the redemption fee can be successfully administered.

8. Form of Instructions. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific prohibition(s) to be executed, including how long the prohibition(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Intermediary, Fund agrees to provide to the Intermediary, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, Transaction Information regarding those trades of the contract holder that violated the Fund's policies relating to eliminating or reducing any dilution of the value of the Fund's outstanding Shares.

9. Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

10. Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

11. Construction of the Agreement - Fund Participation Agreements. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. The Fund Participation Agreements are hereby incorporated by reference into this Agreement, as this Agreement is intended to supplement those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

12.  Indemnification:

(a) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of FSC and the Funds and their respective officers, directors, or employees (each a "Fund Indemnified Party"), Agent agrees to indemnify each Fund Indemnified Party against any and all claims, demands, liabilities (including the amount of any resulting dilution in a Fund's net asset value) and reasonable expenses (including attorneys' fees) which any Fund Indemnified Party may incur arising from, related to, or otherwise connected with any breach by Agent of any provision of this Agreement. In no event shall Agent be liable to FSC for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with any such breach.

(b) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Agent and its officers, directors, or employees (each a "Agent Indemnified Party"), FSC agrees to indemnify each Agent Indemnified Party against any and all claims, demands, liabilities and reasonable expenses (including attorneys' fees) which any Agent Indemnified Party may incur arising from, related to, or otherwise connected with, any breach by FSC of any provision of this Agreement. In no event shall FSC be liable to Agent for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with any such breach.

(c) The parties' agreement in this Paragraph to indemnify each other is conditioned upon the party entitled to indemnification ("Claimant") giving notice to the party required to provide indemnification ("Indemnifier") promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Claimant. The Claimant shall permit the Indemnifier to assume the defense of any such claim or any litigation resulting from it, provided that Indemnifier's counsel that is conducting the defense of such claim or litigation shall be approved by the Claimant (which approval shall not unreasonably be withheld), and that the Claimant may participate in such defense at its expense. The failure of the Claimant to give notice as provided in this subparagraph (c) shall not relieve the Indemnifier from any liability other than its indemnity obligation under this Paragraph. No Indemnifier, in the defense of any such claim or litigation, shall, without the consent of the Claimant, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the alleging party or plaintiff to the Claimant of a release from all liability in respect to such claim or litigation.

(d) The provisions of this Section shall survive the termination of this Agreement.

13. Termination. This Agreement will terminate upon the termination of the Fund Participation Agreement(s).


IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.


FEDERATED SECURITIES CORP.

By:      /s/ Charles L. Davis, Jr.
         ---------------------------

Name:    Charles L. Davis, Jr.
         -----------------------------------

Title:   Senior Vice President

Date:    4/13/07

PHOENIX LIFE INSURANCE COMPANY, AS AGENT FOR VALLEY FORGE LIFE INSURANCE COMPANY

By:      /s/ Gina Collopy O'Connell

Name:    Gina Collopy O'Connell

Title:   Senior Vice President

Date:    April 12, 2007




(1) As defined in SEC Rule 22c-2(b), term "excepted fund" means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

* According to the IRS' website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.